EX-99.B(j)(A)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the Wells Fargo Advantage Life Stage - Conservative PortfolioSM, Wells Fargo Advantage Life Stage - Moderate PortfolioSM, and Wells Fargo Advantage - Aggressive PortfolioSM, three Funds of Wells Fargo Funds Trust, dated April 17, 2006, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 30, 2006